News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT: Keith Price

330-796-1863

ANALYST CONTACT: Pat Stobb

330-796-6704

FOR IMMEDIATE RELEASE

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Goodyear Highlights Industry Challenges, Resulting Production Cuts at JP Morgan Investor
Conference

MIAMI BEACH, Fla., February 3, 2009 – The Goodyear Tire & Rubber Company at the JP Morgan High Yield Conference today will discuss fourth quarter 2008 industry conditions as well as corresponding production cuts taken during the period.

“It is widely known that the economic slowdown is having a considerable impact on consumer demand and industry volume,” said Darren R. Wells, executive vice president and chief financial officer. “Fourth quarter industry volumes were well below expected levels, prompting a significant increase to our production cuts that now extend across all business units.”

Wells said Goodyear continues to respond aggressively to the environment in 2009 with additional cost savings and inventory reductions. “We continue to adjust production to reduce inventory levels and to keep pace with the lower demand environment.” The company plans to announce a series of new actions on its full-year conference call scheduled for February 18.

Goodyear estimates industry volumes in North America for consumer replacement shipments were down approximately 3.5 percent for the 2008 full year compared to 2007. The consumer original equipment market was down 22 percent. In the commercial tire market, replacement shipments were down 11 percent and original equipment shipments were down approximately 18.5 percent.

For industry volumes in Europe, the company estimates the consumer replacement market was down 6 percent in 2008 compared to 2007. Consumer original equipment shipments were down approximately 4.5 percent. In the commercial tire market, replacement shipments were down 13 percent and original equipment shipments were down 2 percent.

“In response to the sharp decline in fourth quarter industry volumes, we raised our production cuts in the quarter to approximately 17 million units compared to our previous expectation of 11 million units,” Wells said. “Most of the 6 million unit increase can be attributed to the company’s international businesses, including Asia-Pacific and Latin America, and resulted in higher unabsorbed fixed cost across all regions.”

Wells also said high raw material costs remain a challenge. “Goodyear’s raw material costs were approximately 13 percent higher in 2008 than in 2007, with much of this increase coming in the fourth quarter, which was up more than 25 percent. We anticipate raw material cost increases to peak in the first quarter before beginning to moderate in the second quarter.”

Investors, media and other interested persons can access a live webcast of the presentation at 11:15 a.m. on the company’s investor relations Web site: www.goodyear.com/investor. Presentation materials also will be posted to the web site.

Goodyear is one of the world’s largest tire companies. Fortune magazine named Goodyear the World’s Most Admired Motor Vehicle Parts Company in its 2008 list of the World’s Most Admired Companies. The publication ranked Goodyear No. 1 in innovation, people management, use of assets and global orientation. The company is also listed on Forbes magazine’s list of the Most Respected Companies in America and its list of the Most Trustworthy Companies in America and CRO magazine’s ranking of the 100 Best Corporate Citizens. Goodyear employs about 70,000 people and manufactures its products in more than 60 facilities in 25 countries around the world.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; potential adverse consequences of litigation involving the company; pension plan funding obligations; deteriorating economic conditions or an inability to access capital markets; as well as the effects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.